Registration No. 33-77642
                                                          Rule 424(b)(3)


         SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 1994

                ML Home Equity Loan Pass-Through Certificates,
                            Series 1994-2, Class A
                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer
                        MLCC MORTGAGE INVESTORS, INC.
                                    Seller

_____________________________________________________________________________

     On September 29, 1994, the ML Home Equity Loan Trust 1994-2 (the "Trust") issued the ML Home Equity Loan Pass-Through Certificates, Series 1994-2 in an original aggregate principal amount of $209,978,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of September 1, 1994 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on pages S-27 and S-28 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                                    1994-2

                     MORTGAGE LOAN DELINQUENCY EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                        As of December 31,
                             -------------------------------------------------------------------------
                               1992         1993        1994         1995         1996         1997
                             ----------   ----------  ----------  ----------   ----------   ----------
Number of Revolving
  Credit Line Loans
  Serviced  . . . . . . .        15,084       13,839      15,598      25,056       28,368       31,395
Aggregate Loan Balance
  of Revolving Credit
  Line Loans Serviced . .    $1,062,930   $1,037,427  $1,079,693  $1,293,483   $1,353,800   $1,387,217
Loan Balance of
  Revolving Credit Line
  Loans 2 Mos. Delinquent    $    3,717   $    5,161  $    5,358  $    8,447   $    8,292  $     5,450
Loan Balance of
  Revolving Credit line
  Loans 3 Mos. or more
  Delinquent  . . . . . .    $   18,751   $   17,508  $   22,989  $   33,763   $   39,508   $   44,104
Total of 2 Months or
  more Delinquent as a
  Percentage of Aggregate
  Loan Balance of
Revolving
  Credit Line Loans
  Serviced. . . . . . . .         2.11%        2.19%       2.63%       3.26%        3.53%        3.57%


                        MORTGAGE LOAN LOSS EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                        As of December 31,
                             -------------------------------------------------------------------------
                                 1992        1993        1994        1995         1996        1997
                             ----------   ----------  ----------  ----------   ----------   ----------
As of end of Period:
  Number of Revolving
  Credit Line Loans
  Serviced  . . . . . . . .        15,084      13,839      15,598      25,056      28,368       31,395
Aggregate Loan Balance
  of Revolving Credit
  Line Loans Serviced . . .    $1,062,930  $1,037,427  $1,079,693  $1,293,483  $1,353,800   $1,387,217
For the Period:
  Gross Charge Offs
    Dollars . . . . . . . .    $    1,447  $    3,153   $   1,118  $    3,700  $    1,860  $     4,269
    Percentage(1) . . . . .         0.14%       0.30%       0.10%       0.29%       0.14%        0.31%

__________________________
(1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the table entitled "Cut-Off Date Trust Balances" on page S-22 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1997, the Loan Balances of the Mortgage Loans:


                                    1994-2

                    TRUST BALANCES AS OF DECEMBER 31, 1997

                                              Number of                              % of Mortgage
                                               Mortgage            Trust               Loans by
          Range of Trust Balances               Loans             Balance            Trust Balance
-----------------------------------------     ---------          -------------       -------------
$    4,999.99 or Lower  . . . . . . . . .          320           $  699,845.20             1.38%
$    5,000.00-      9,999.99  . . . . . .          128              899,310.20             1.78
$    10,000.00-     14,999.99 . . . . . .           82            1,026,077.09             2.03
$    15,000.00-     19,999.99 . . . . . .           76            1,325,138.80             2.62
$    20,000.00-     24,999.99 . . . . . .           79            1,806,846.51             3.57
$    25,000.00-     29,999.99 . . . . . .           70            1,934,134.78             3.82
$    30,000.00-     34,999.99 . . . . . .           43            1,409,203.93             2.79
$    35,000.00-     39,999.99 . . . . . .           33            1,235,829.04             2.44
$    40,000.00-     44,999.99 . . . . . .           25            1,070,286.21             2.12
$    45,000.00-     49,999.99 . . . . . .           36            1,706,664.09             3.37
$    50,000.00-     54,999.99 . . . . . .           25            1,313,011.48             2.60
$    55,000.00-     59,999.99 . . . . . .           23            1,326,443.59             2.62
$    60,000.00-     64,999.99 . . . . . .           13              811,747.93             1.60
$    65,000.00-     69,999.99 . . . . . .           13              870,038.80             1.72
$    70,000.00-     74,999.99 . . . . . .           14            1,009,573.12             2.00
$    75,000.00-     99,999.99 . . . . . .           63            5,514,358.49            10.90
$    100,000.00-    149,999.99  . . . . .           56            6,879,916.94            13.62
$    150,000.00-    199,999.99  . . . . .           20            3,458,918.03             6.84
$    200,000.00-    249,999.99  . . . . .           24            5,236,119.69            10.35
$    250,000.00-    299,999.99  . . . . .            7            1,880,803.99             3.72
$    300,000.00-    349,999.99  . . . . .            6            1,984,371.49             3.92
$    350,000.00-    399,999.99  . . . . .            2              723,333.17             1.43
$    400,000.00-    449,999.99  . . . . .            1              443,234.32             0.88
$    500,000.00-    549,999.99  . . . . .            2            1,043,926.59             2.06
$    600,000.00-    649,999.99  . . . . .            1              600,000.00             1.19
$    650,000.00-    699,999.99  . . . . .            3            2,049,425.40             4.05
$    700,000.00-    749,999.99  . . . . .            2            1,426,997.78             2.82
$    850,000.00-    899,999.99  . . . . .            1              892,538.38             1.76
                                              ---------          -------------       -------------
                   TOTALS . . . . . . . .        1,168          $50,578,095.04           100.00%
                                              =========          =============       =============

                             ____________________

               The date of this Supplement is April 13, 1998.